As filed with the Securities and Exchange Commission on October 30, 2017.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	51-0317849
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY 08536

(Address of principal executive offices)

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

FOURTH AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

(full title of the plan)

Copy to:

Richard D. Gorelick, Esq.	Edward Sonnenschein, Esq.
Corporate Vice President, General Counsel,	Latham & Watkins LLP
Administration and Secretary	885 Third Avenue
Integra LifeSciences Holdings Corporation	New York, NY 10022
311 Enterprise Drive	(212) 906-1200
Plainsboro, New Jersey 08536	Counsel to Registrant
(609) 275-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,700,000 shares	$47.48	$80,716,000	$10,049.15

(1)	This Registration Statement registers 1,700,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Integra LifeSciences Holdings Corporation (the “Company” or the “Registrant”) for issuance pursuant to the Integra LifeSciences Holdings Corporation Fourth Amended and Restated 2003 Equity Incentive Plan (the “Plan”), an employee benefit plan, in addition to the 65,804 shares of Common Stock which were registered under the Plan on Form S-8 (File No. 333-216212), the 1,750,000 shares of Common Stock which were registered under the Plan on Form S-8 (File No. 333-170210), the 750,000 shares of Common Stock which were registered under the Plan on Form S-8 (File No. 333-155263), the 1,500,000 shares of Common Stock which were registered under the Plan on Form S-8 (File No. 333-127488) and the 2,500,000 shares of Common Stock which were registered under the Plan on Form S-8 (File No. 333-109042) filed with the Securities Exchange Commission on February 24, 2017, October 29, 2010, November 10, 2008, August 12, 2005 and September 23, 2003, respectively (together, the “Prior Forms S-8”). The contents of the Prior Forms S-8 are incorporated into this Registration Statement by reference. The total number of shares of Common Stock registered under this Registration Statement and under the Prior Forms S-8, as adjusted for a 2 for 1 stock split in January 2017, equals 14,765,804 shares. In addition, pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Company’s Common Stock that may become issuable under the Plan by reason of any substitutions or adjustments to shares to account for any change in corporate capitalization, such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination or exchange of shares of Common Stock, dividend in kind, or other like change in capital structure.
(2)	Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low market prices for the Common Stock reported on the NASDAQ Global Select Market on August 26, 2017 ($47.48).

EXPLANATORY NOTE

On March 29, 2017, the Company’s Board of Directors approved the Plan, subject to the approval of the Company’s stockholders, and on May 23, 2017, the Company’s stockholders approved the Plan. This Registration Statement on Form S-8 is being filed in order to register the 1,700,000 additional shares of Common Stock which may be offered or sold to participants under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated as of their respective dates in this Registration Statement by reference:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 23, 2017.

(b)	the Company’s Definitive Proxy Statement on Schedule 14A for its Annual Meeting of Stockholders on May 23, 2017, filed on April 17, 2017.

(c)	the Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2017, filed on April 26, 2017, for the quarterly period ended June 30, 2017, filed on July 26, 2017 and for the quarterly period ended September 30, 2017, filed on October 26, 2017.

(d)	the Company’s Current Reports on Form 8-K filed on January 11, 2017, January 12, 2017, February 3, 2017, February 15, 2017, February 17, 2017, February 24, 2017, April 4, 2017, April 20, 2017, April 25, 2017, May 15, 2017, May 25, 2017, September 11, 2017, October 2, 2017, October 6, 2017 and October 20, 2017.

(e)	the description of the Company’s common stock contained in the Company’s Current Report on Form 8-K filed with the Commission on November 4, 2013, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company or with respect to the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their dates of filing; except as to any portion of any current report furnished under Items 2.02 or 7.01 of Form 8-K, including any exhibits included with such Items, that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not required to be filed with this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Not required to be filed with this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005)

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 22, 2016)

4.3	Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on April 13, 2012)

5.1	Opinion of Latham & Watkins LLP+

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)+

23.2	Consent of PricewaterhouseCoopers LLP+

24.1	Power of Attorney (included in the signature page hereto)+

99.1	Integra LifeSciences Holdings Corporation Fourth Amended and Restated 2003 Equity Incentive Plan effective May 23, 2017+

+	Filed herewith

Item 9. Undertakings.

Not required to be filed with this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Plainsboro, state of New Jersey, on October 30, 2017.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:	/s/ Peter J. Arduini
Peter J. Arduini President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Peter J. Arduini, Glenn G. Coleman and Richard D. Gorelick and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities with Integra LifeSciences Holdings Corporation and on the dates indicated.

Signatures	Titles	Date

/s/ Peter J. Arduini Peter J. Arduini	President and Chief Executive Officer and Director (Principal Executive Officer)	October 30, 2017

/s/ Glenn G. Coleman Glenn G. Coleman	Corporate Vice President and Chief Financial Officer (Principal Financial Officer)	October 30, 2017

/s/ Jeffrey Mosebrook Jeffrey Mosebrook	Principal Accounting Officer	October 30, 2017

/s/ Stuart M. Essig, Ph.D. Stuart M. Essig, Ph.D.	Chairman of the Board	October 30, 2017

/s/ Keith Bradley, Ph.D. Keith Bradley, Ph.D.	Director	October 30, 2017

/s/ Barbara B. Hill Barbara B. Hill	Director	October 30, 2017

/s/ Lloyd W. Howell, Jr. Lloyd W. Howell, Jr.	Director	October 30, 2017

/s/ Donald E. Morel, Jr., Ph.D. Donald E. Morel, Jr., Ph.D.	Director	October 30, 2017

/s/ Raymond G. Murphy Raymond G. Murphy	Director	October 30, 2017

/s/ Christian S. Schade Christian S. Schade	Director	October 30, 2017

/s/ James M. Sullivan James M. Sullivan	Director	October 30, 2017